EXHIBIT 99.1
Coleman Cable, Inc.’s Registration Statement has been declared effective by the SEC; Shares will begin trading on NASDAQ under the symbol ‘CCIX.’
Waukegan, Illinois — February 28, 2007
Coleman Cable, Inc. (“Coleman” or the “Company”) announced today that its registration statement on Form S-1, which registers for resale from time to time by the selling shareholders named therein 8,400,000 shares of common stock sold by the Company in a private placement in October 2006 and all of Coleman’s other outstanding shares of common stock, has been declared effective by the U.S. Securities and Exchange Commission. The registration statement covers resales from time to time of up to 16,786,895 shares of Coleman’s common stock, which are all the shares of common stock currently issued and outstanding.
The shares of Coleman’s common stock covered by the registration statement have been approved for listing on The NASDAQ Global Market, under the symbol “CCIX.” NASDAQ will begin quoting bid and ask prices for Coleman’s shares as trades occur on March 1, 2007.
A copy of the prospectus that is part of the registration statement may be obtained from the SEC via www.sec.gov or by sending a written request to Deborah A. Solie, Assistant to the Chief Executive Officer, Coleman Cable, Inc., 1530 Shields Drive, Waukegan, IL 60085.
Coleman’s transfer agent is American Stock Transfer & Trust Company. Any transfers of shares pursuant to sales under the registration statement on Form S-1 should be coordinated through Susan Silber at American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219, phone number (718) 921-8217.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
Coleman Cable, Inc. is a leading manufacturer and innovator of electrical and electronic wire and cable products for the security, sound, telecommunications, electrical, commercial, industrial, and automotive industries. With extensive design and production capabilities and a long-standing dedication to customer service, Coleman Cable, Inc. is the preferred choice of cable and wire users throughout the world. The company is located at 1530 Shields Drive, Waukegan, IL 60085. Visit our website at www.colemancable.com.
Source:
Coleman Cable, Inc.
For more information, visit www.colemancable.com.
Contact:
Richard N. Burger
Executive Vice President, CFO, Secretary and Treasurer
Coleman Cable, Inc.
847-672-2300
rnb@coleman-cable.com